Exhibit 99.1

USANA Health Sciences Reports Results for Third Quarter 2018; Updates 2018 Outlook; Board Increases Share Repurchase Authorization

  Third quarter net sales of $296.8 million, an increase of 13.4% year-over-year
  Third quarter diluted earnings per share increased 27.8% year-over-year to $1.24
  Total Active Customers increased 9.2% year-over-year to 615,000
  Board increases share repurchase authorization

SALT LAKE CITY--(BUSINESS WIRE)--October 23, 2018--USANA Health Sciences, Inc. (NYSE: USNA) today announced financial results for its fiscal third quarter ended September 29, 2018.

Financial Performance

For the third quarter of 2018, net sales were $296.8 million, compared with $261.8 million in the prior-year period, a 13.4% increase year-over-year. Unfavorable currency exchange rates negatively impacted net sales by $6.2 million for the quarter as compared to the prior year. The Company’s skin and personal care product category contributed approximately $9.5 million in incremental sales for the quarter. The Company’s total number of active Customers increased 9.2% year-over-year to 615,000.

Net earnings for the third quarter increased 30.6% to $31.0 million, compared with net earnings of $23.8 million reported in the prior-year period. Earnings per diluted share increased to $1.24, an increase of 27.8% on a year-over-year basis. The increase in net earnings was due primarily to higher net sales and lower relative operating expenses compared to the prior year period. Weighted average diluted shares outstanding were 25.0 million for the third quarter of 2018, compared with diluted shares of 24.6 million in the prior-year period.

“We continue to see strong momentum in most of our regions, which is reflected in our double-digit third quarter growth,” said Kevin Guest, Chief Executive Officer. “Our growth strategies and investments into the business are producing results and our team remains committed to providing the best overall customer experience at USANA.”

During the quarter, the Company repurchased 177,724 shares of common stock for an investment of $22.6 million. The Company ended the quarter with no debt, $239.8 million in cash and cash equivalents, and an additional $81.7 million invested in short-term securities. As of September 29, 2018, there was $24.4 million remaining under the current share repurchase authorization.

Regional Results

Net sales in the Asia Pacific region increased by 20.2% to $239.6 million for the third quarter of 2018. The total number of active Customers in the Asia Pacific region increased by 13.9% year-over-year. Within Asia Pacific, net sales increased:

  22.6% in Greater China;
  26.7% in North Asia; and
  12.3% in the Southeast Asia Pacific region.

Sales growth in Greater China was primarily driven by a 16.7% increase in Active Customers in Mainland China, while sales growth in North Asia resulted primarily from 15.6% Active Customer growth in South Korea. Sales growth in Southeast Asia Pacific was driven by 24.0% Active Customer growth in Malaysia, and 8.6% growth in the Philippines.

Net sales in the Americas and Europe region for the third quarter of 2018 decreased by 8.5% to $57.2 million, and active Customers in this region declined 5.1%. The Company’s new European markets, which opened during the second quarter of 2018, contributed positively to the region’s third quarter performance.

“During the quarter, we hosted thousands of Associates here in Salt Lake City for our annual International Convention,” continued Mr. Guest. “In China, we launched our new skincare line, Celavive, which accounted for $4.1 million in incremental sales of the $28.5 million year-over-year growth in this market. We are now turning our attention to our China national sales meeting to be held in Macau in late November where, for the first time, we will offer products for sale at the event.”

Tariffs and Trade Policies

While the Company continues to evaluate the evolving tariffs and trade policies between the United States and other countries, the Company does not currently expect these tariffs and trade policies, as they currently exist, to have a material impact on its future operating results. Additional changes in tariffs and trade policies may have a negative impact on currency exchange rates and economic conditions generally, which could negatively affect the Company’s results of operations.

Outlook

Chief Financial Officer, Doug Hekking, commented, “Our business generated strong third quarter net sales, despite pressure from a strengthening U.S. dollar on both a sequential quarter and year-over-year basis. Although favorable currency exchange rates benefited our operating results in the first half of 2018, the U.S. dollar strengthened more than expected in the third quarter and we anticipate a similar pattern in the fourth quarter. Consequently, we have again reduced the estimated benefit to net sales from currency for the full year. This considered, and with only one quarter remaining in fiscal 2018, we have tightened our revenue outlook. Our operating results continue to be strong and, accordingly, we have tightened our range for diluted earnings per share and increased the top-end of our outlook.”

The Company is updating its outlook for 2018 as follows:

  Consolidated net sales between $1.185 and $1.20 billion, previously between $1.17 and $1.20 billion; and
  Earnings per share between $5.00 and $5.15, previously between $4.75 and $5.05.

The Company’s full-year outlook reflects:

  A year-over-year benefit to net sales of approximately $16 million from favorable currency exchange rates, which was previously estimated at $29 million;
  An estimated operating margin between 15.7% and 15.9%;
  An effective tax rate of approximately 34%; and
  An annualized diluted share count of approximately 24.8 million.

Increased Share Repurchase Authorization

The Board of Directors has authorized up to $150 million in funding for share repurchases by the Company of its outstanding common stock. This authorization is inclusive of the $24.4 million that was remaining under the prior authorization as of the end of the second quarter. Repurchases may be made from time to time, in the open market, through block trades or otherwise. The number of shares to be purchased and the timing of purchases will be based on market conditions, the level of cash balances, general business opportunities, and other factors. Additional share repurchases would represent upside to the revised EPS outlook the Company issued today.

China Preferred Customers

The Company has had a long-standing Preferred Customer program in China but, due to certain attributes of that program, had historically reported China Preferred Customers as Associates. The Company began reporting China Preferred Customers as Preferred Customers with its results for the fourth quarter of 2017.

Internal Investigation of China Operations

As the Company first disclosed in February 2017, it is voluntarily conducting an internal investigation of its China operations, BabyCare Ltd. The investigation focuses on compliance with the Foreign Corrupt Practices Act (“FCPA”) and certain conduct and policies at BabyCare, including BabyCare’s expense reimbursement policies. The Audit Committee of the Board of Directors has assumed direct responsibility for reviewing these matters and has hired experienced counsel to conduct the investigation. While the Company does not believe that the subject amounts are quantitatively material, or will materially affect its financial statements, it cannot currently predict the outcome of the investigation on its business, results of operations, or financial condition. The Company has voluntarily contacted the Securities and Exchange Commission and the United States Department of Justice to advise both agencies that an internal investigation is underway and intends to provide additional information to both agencies as the investigation progresses. The Company cannot currently predict the duration, scope, or result of the investigation.

Non-GAAP Financial Measures

Constant currency net sales, earnings, EPS and other currency-related financial information (collectively, “Financial Results”) are non-GAAP financial measures that remove the impact of fluctuations in foreign-currency exchange rates and help facilitate period-to-period comparisons of the Company’s Financial Results and thus provide investors an additional perspective on trends and underlying business results. Constant currency Financial Results are calculated by translating the current period's Financial Results at the same average exchange rates in effect during the applicable prior-year period and then comparing this amount to the prior-year period's Financial Results.

Conference Call

The Company has posted the “Management Commentary, Results and Outlook” document on the Company’s website (http://ir.usana.com) under the “Investor Relations” section of the site. USANA will hold a conference call and webcast to discuss today’s announcement with investors on Wednesday, October 24, 2018 at 11:00 AM Eastern Time. Investors may listen to the call by accessing USANA’s website at http://ir.usana.com. The call will consist of brief opening remarks by the Company’s management team, before moving directly into questions and answers.

About USANA

USANA develops and manufactures high-quality nutritional supplements, healthy foods and personal care products that are sold directly to Associates and Preferred Customers throughout the United States, Canada, Australia, New Zealand, Hong Kong, China, Japan, Taiwan, South Korea, Singapore, Mexico, Malaysia, the Philippines, the Netherlands, the United Kingdom, Thailand, France, Belgium, Colombia, Indonesia, Germany, Spain, Romania, and Italy. More information on USANA can be found at www.usana.com.

Safe Harbor

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. Our actual results could differ materially from those projected in these forward-looking statements, which involve a number of risks and uncertainties, including global economic conditions generally, reliance upon our network of independent Associates, the governmental regulation of our products, manufacturing and marketing risks, adverse publicity risks, risks associated with our international expansion and operations, and risks associated with the internal investigation into BabyCare’s operations. The contents of this release should be considered in conjunction with the risk factors, warnings, and cautionary statements that are contained in our most recent filings with the Securities and Exchange Commission.

USANA Health Sciences, Inc.
Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)

	Quarter Ended		Nine Months Ended
	30-Sep-17	29-Sep-18	30-Sep-17	29-Sep-18

Net sales	$261,765	$296,767	$774,151	$890,225
Cost of sales	47,135	51,877	133,691	151,243
Gross profit	214,630	244,890	640,460	738,982

Operating expenses
Associate incentives	116,010	130,264	350,195	392,416
Selling, general and administrative	67,263	69,112	193,653	206,781

Earnings from operations	31,357	45,514	96,612	139,785

Other income (expense)	690	1,012	1,632	2,262
Earnings before income taxes	32,047	46,526	98,244	142,047

Income taxes	8,278	15,486	29,858	48,154

NET EARNINGS	$23,769	$31,040	$68,386	$93,893

Earnings per share - diluted	$0.97	$1.24	$2.75	$3.80
Weighted average shares outstanding - diluted	24,588	25,001	24,871	24,705

USANA Health Sciences, Inc.
Consolidated Balance Sheets
(In thousands)
(Unaudited)

	As of	As of
ASSETS	30-Dec-17	29-Sep-18
Current Assets
Cash and cash equivalents	$247,131	$239,751
Securities held-to-maturity, net	-	81,673
Inventories	62,918	81,110
Prepaid expenses and other current assets	30,110	32,228
Total current assets	340,159	434,762

Property and equipment, net	102,847	93,555
Goodwill	17,417	16,829
Intangible assets, net	35,154	32,217
Deferred income taxes	2,859	3,771
Other assets	20,833	18,247
Total assets	$519,269	$599,381

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable	$11,787	$14,467
Other current liabilities	129,396	138,419
Total current liabilities	141,183	152,886

Deferred income taxes	13,730	9,848
Other long-term liabilities	1,146	1,058

Stockholders' equity	363,210	435,589
Total liabilities and stockholders' equity	$519,269	$599,381

	USANA Health Sciences, Inc.
	Sales by Region
	(unaudited)
	(in thousands)
	Quarter Ended
	30-Sep-17		29-Sep-18		Change from prior year		Currency impact on sales	% change excluding currency impact

Asia Pacific
Greater China	$ 131,273	50.1%	$ 160,932	54.2%	$ 29,659	22.6%	$ (3,221)	25.0%
Southeast Asia Pacific	52,310	20.0%	58,770	19.8%	6,460	12.3%	(1,942)	16.1%
North Asia	15,708	6.0%	19,899	6.7%	4,191	26.7%	182	25.5%
Asia Pacific Total	199,291	76.1%	239,601	80.7%	40,310	20.2%	(4,981)	22.7%

Americas and Europe	62,474	23.9%	57,166	19.3%	(5,308)	(8.5%)	(1,236)	(6.5%)

	$ 261,765	100.0%	$ 296,767	100.0%	$ 35,002	13.4%	$ (6,217)	15.7%

Active Associates by Region(1)
(unaudited)

	As of
	30-Sep-17		29-Sep-18

Asia Pacific
Greater China	104,000	36.4%	111,000	36.8%
Southeast Asia Pacific	90,000	31.5%	95,000	31.4%
North Asia	23,000	8.0%	28,000	9.3%
Asia Pacific Total	217,000	75.9%	234,000	77.5%

Americas and Europe	69,000	24.1%	68,000	22.5%

	286,000	100.0%	302,000	100.0%

Active Preferred Customers by Region (2)
(unaudited)

	As of
	30-Sep-17		29-Sep-18
Asia Pacific
Greater China	181,000	65.3%	219,000	70.0%
Southeast Asia Pacific	16,000	5.8%	20,000	6.4%
North Asia	11,000	4.0%	11,000	3.5%
Asia Pacific Total	208,000	75.1%	250,000	79.9%

Americas and Europe	69,000	24.9%	63,000	20.1%

	277,000	100.0%	313,000	100.0%

(1) Associates are independent distributors of our products who also purchase our products for their personal use. We only count as active those Associates who have purchased from us any time during the most recent three-month period, either for personal use or resale.

(2) Preferred Customers purchase our products strictly for their personal use and are not permitted to resell or to distribute the products. We only count as active those Preferred Customers who have purchased from us any time during the most recent three-month period. China utilizes a Preferred Customer program that has been implemented specifically for that market.

CONTACT:
USANA Health Sciences, Inc.
Investors contact:
Patrique Richards
Investor Relations
(801) 954-7961
investor.relations@us.usana.com
or
Media contact:
Dan Macuga
Public Relations
(801) 954-7280